Exhibit (h)(1)(vi)

Amendment No. 5 to Second Amended and Restated Administration Agreement

This Amendment No. 5 to Second Amended and Restated Administration Agreement (this “Amendment”), dated October 16, 2008 among Westcore Trust, a Massachusetts business trust (the “Trust”), Denver Investment Advisors LLC, a Colorado limited liability company (“DIA”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS,” together with DIA, the “Administrators”).

WHEREAS, the Trust, DIA and ALPS entered into a Second Amended and Restated Administration Agreement dated January 1, 2006, as amended (the “Agreement”);

WHEREAS, on May 21, 2008, ALPS, DIA and the Trust amended the Agreement to include a new series of the Trust named the Micro-Cap Opportunity Fund (the “Fund”) and wish to further amend the Agreement to include the fees to be paid to the Administrators in connection with the Fund.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           In consideration of services rendered to the Fund pursuant to the Agreement, the Trust will pay the Administrators jointly the fees, computed daily and payable monthly, at rates and in the amounts as follows:

$10,000 for assets between $10 and $9,999,999;
$7,500 for assets between $10 million and $19,999,999;
$5,000 for assets between $20 million and $29,999,999;
$2,500 for assets between $30 million and $39,999,999; and
No fee at assets of $40 million or greater.

These fees are charged directly to the Fund based on the Fund’s assets in accordance with the above schedule.

2.           Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

WESTCORE TRUST	ALPS FUND SERVICES, INC.

By: /s/ Jasper R. Frontz	By: /s/ Jeremy O. May
Name: Jasper R. Frontz	Name: Jeremy O. May
Title: Treasurer	Title: Managing Director

DENVER INVESTMENT ADVISORS, LLC

By: /s/ Todger Anderson
Name: Todger Anderson
Title: Chairman